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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
       Date of Report (Date of earliest event reported): December 29, 1999

                        Commission File Number 000-26039


                                   ESAT, INC.

             (Exact name of registrant as specified in its charter)

              NEVADA                                   95-0344604
  (State or other jurisdiction of          (I.R.S. Employer Identification No.)
  incorporation or organization)


                          16520 HARBOR BLVD., FOUNTAIN
                     VALLEY, CA 92708 (Address of principal
                     executive offices, including zip code)

                                 (714) 418-3200
              (Registrant's telephone number, including area code)



                        _______________N/A_______________
         (Former name or former address, if changed since last report.)

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ITEM 5:  OTHER EVENTS

         On December 29, 1999 (the "Closing Date"), eSat, Inc., a Nevada corporation ("eSat"), issued and sold 50,000 shares of its Series C 6% Convertible Preferred Stock ("Series C Preferred Stock") to Wentworth LLC, a limited liability company organized under the laws of the Grand Cayman Islands. Grayson & Associates acted as the broker in connection with the private placement under Section 506 of Regulation D, promulgated under the Securities Act of 1933, as amended. The number of shares of common stock into which the Series C Preferred Stock is convertible is determined by multiplying the number of shares of Series C Preferred Stock to be converted by a fraction, the numerator of which is the Original Issue Price ($100 per share) and the denominator of which is the Conversion Price (the lesser of 125% of the closing bid price of the common stock on the trading day immediately preceding the date of conversion or 85% of the 5 day average quoted price for the 5 trading days immediately preceding the conversion notice date). The Series C Preferred Stock becomes convertible according to the following schedule: (i) 16,666 shares of Series C Preferred Stock may be converted at any time after the date (the "Effective Date") that a registration statement becomes effective for common stock into which the Series C Preferred Stock is convertible; (ii) an additional 16,666 shares of Series C Preferred Stock may be converted beginning on the 60th day after the Effective Date; and (iii) the balance of the Series C Preferred Stock may be converted beginning on the 90th day after the Effective Date; provided that in no event may any holder of Series C Preferred Stock convert more than 20% of such holder's shares of Series C Preferred Stock in any period of 5 consecutive trading days. If the closing bid price for the common stock of eSat declines below $2 per share, eSat may suspend conversions once only for up to 10 trading days. On or after the second anniversary of the issuance, eSat may require conversion of the Series C Preferred Stock.

         In addition to the Series C Preferred Stock, Wentworth LLC received Warrants to acquire shares of eSat's common stock in an amount equal to 1 share of common stock for each 6.66 shares into which the Series C Preferred Stock were convertible on the Closing Date. The Warrants bear an exercise price equal to 125% of the market price of the common stock on the Closing Date and expire on the last day of the month in which the fifth anniversary of the Closing Date occurs.

         eSat entered into an additional agreement with Wentworth LLC which provides that, during the one year following the Closing Date, Wentworth LLC would buy from eSat and eSat would sell to Wentworth LLC additional shares of eSat's common stock for a aggregate purchase price of not less than $2.5 million and up to $20 million in the aggregate, at a per share price equal to 90% of the 5 lowest closing bid prices of the common stock for the 10 trading days prior to eSat's offer to sell any particular tranche.

         Both the Series C Preferred Stock and the Warrants and the shares into which they are convertible have certain registration rights.

         The net proceeds to eSat were $4,635,000 net of a broker's commission of $340,000 and legal fees of $25,000. The broker also received warrants to acquire 159,286 shares of eSat's common stock. Vantage Capital, Inc. and Corporate Financial Enterprises are also entitled to receive a finder's fee of $160,000 in connection with this sale of securities. Michael C. Palmer,


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Chief Executive Officer of eSat, Inc., is also President of Vantage Capital,
Inc. eSat intends to use the proceeds of this sale of securities primarily for working capital purposes.

ITEM 7:  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)      Exhibits

         10.01 Securities Purchase Agreement dated December 29, 1999 between eSat and Wentworth LLC.

         10.02 Form of Warrant dated December 29, 1999 issued to Grayson & Associates.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ESAT, INC.

                                        By:      /s/ Chester L. Noblett, Jr.
                                                 ---------------------------
                                                 Chester L. Noblett, Jr.
                                                 Chairman of the Board

Dated:  January 12, 2000

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